EXHIBIT 99.1

January 13, 2006

Dear Fellow Stockholder:

CN Bancorp, Inc. and its subsidiary, County National Bank, are pleased to report outstanding growth and profits for 2005. We have completed nine years in business and have built our infrastructure and systems to a point of efficiency that now favorably affects operation costs. These systems, along with continued growth and an improved rate environment, resulted in a significant increase in profits for the year. The preliminary net income of CN Bancorp is approximately $1,080,000 (unaudited) for 2005 as compared to net income of $582,000 in 2004. Our 2005 Annual Report, detailing our financial results for the year, will be sent to you in a few weeks upon completion of our annual audit.

As a result of the bank’s increased profits in 2005, the Board of Directors has declared a bonus dividend of $0.05 along with the quarterly dividend of $0.05 for the fourth quarter. These dividends, totaling $0.10 per share, are paid on January 13, 2006 to stockholders of record on December 31, 2005. Your cash dividend, or your Dividend Reinvestment Statement if you are reinvesting your dividend, is enclosed. The cost per share for reinvested dividends and voluntary purchases fluctuates according to the price of the stock, and for the fourth quarter dividends, it was $14.50 in accordance with the plan.

All of County National Bank’s branches . . . Pasadena, Glen Burnie, Odenton and Millersville . . . are profitable and are enjoying steady growth. We are in the permit process and have begun preliminary work for a new branch in Linthicum that we expect to open late in the year.

We encourage you to take advantage of all of the bank’s services. Our loan products have competitive rates and we pride ourselves on fast and efficient processing of your loan needs. Also, if you have not explored Internet banking, you will enjoy the convenience of 24-hour access to your accounts and the ease of paying your bills through the optional bill-pay feature. Please contact your local branch for details regarding these services.

We thank you for your continued support, both through investment in the CN Bancorp stock and with your banking business. This support is reflected in the very good year that we enjoyed in 2005. We wish you all a very happy, healthy and prosperous new year!

Very truly yours,

Jan W. Clark,
Chairman, President & CEO

JWC/sp